UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2010, Vonage Holdings Corp. (the “Company”), in connection with the successful completion of its previously announced refinancing, entered into a credit agreement (the “Credit Facility”) among the Company, Vonage America Inc., Bank of America, N.A. as administrative agent and Bank of America, N.A., as lender. The Credit Facility consists of a $200 million senior secured term loan, which replaced the Company’s first, second and third lien debt totaling $194 million. Banc of America Securities LLC acted as lead arranger and bookrunning manager for the Credit Facility. Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. acted as co-arrangers for the Credit Facility.

The co-borrowers under the Credit Facility are the Company and Vonage America Inc., its wholly owned subsidiary. Obligations under the Credit Facility are guaranteed, fully and unconditionally, by the Company’s other U.S. subsidiaries and are secured by substantially all of the assets of each borrower and each of the guarantors.

Use of Proceeds

The Company used the net proceeds of the Credit Facility, plus cash on hand, to (i) exercise its existing right to retire debt under its senior secured first lien credit facility for 100% of the contractual make-whole price, (ii) retire debt under its senior secured second lien credit facility at a more than 25% discount to the contractual make-whole price, and (iii) cause the conversion of all outstanding third lien convertible notes into 8.3 million shares of the Company’s common stock.

The remaining charges associated with the retirement of the first, second and third lien debt, totaling approximately $60 million, will be recorded in the fourth quarter.

Credit Facility

The following description summarizes the material terms of the new Credit Facility.

The loans under the Credit Facility mature in December 2015. The loans under the Credit Facility were issued at an original issuance discount of $6 million. Principal amounts under the Credit Facility are repayable in quarterly installments of approximately $5 million per quarter, with the balance due in December 2015.

Amounts under the Credit Facility, at the Company’s option, will bear interest at:

•

LIBOR plus an applicable margin equal to 8.00%, payable on the last day of each relevant interest period or, if the interest period is longer than three months, each day that is three months after the first day of the interest period, or

•

the base rate determined by reference to the highest of (a) the federal funds effective rate from time to time plus 1/2 of 1%, (b) the prime rate of Bank of America, N.A., and (c) the LIBOR rate applicable to one month interest periods plus 1.00%, plus an applicable margin equal to 7.00%, payable on the last business day of each March, June, September and December and the maturity date of the Credit Facility.

The LIBOR rate for term loans under the Credit Facility will be subject to a floor of 1.75%.

The Company may prepay the Credit Facility at its option at any time without premium or penalty except breakage costs and, if prepaid within the first year with proceeds of indebtedness, a prepayment fee of 1.00% of the amount repaid. The Credit Facility is subject to mandatory prepayments in amounts equal to:

•

100% of the net cash proceeds from any non-ordinary course sale or other disposition of property and assets of the Company for consideration in excess of a certain amount subject to customary reinvestment provisions and certain other exceptions;

•	100% of the net cash proceeds from issuance or incurrence of additional debt of the Company or any of its subsidiaries other than certain permitted indebtedness; and

•	75% (with a stepdown to 50% based upon achievement of a total leverage ratio of 1.00:1.0) of annual excess cash flow of the Company.

Subject to certain restrictions and exceptions, the Credit Facility permits the Company to obtain one or more incremental term loan and/or revolving credit facilities in an aggregate principal amount of up to $40 million pursuant to documentation reasonably satisfactory to the administrative agent, without the consent of the existing lenders under the Credit Facility.

The Credit Facility includes customary representations and warranties and affirmative covenants of the borrowers. In addition, the Credit Facility contains customary negative covenants, including, among other things, restrictions on the borrowers’ and the guarantors’ ability to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, consummate acquisitions, make investments and pay dividends and other distributions. The Company must also comply with the following financial covenants:

•

a consolidated leverage ratio of no greater than: 2.25 to 1.00 as of the end of each fiscal quarter ending on or prior to September 30, 2011; 2.00 to 1.00 as of the end of each fiscal quarter ending on or prior to September 30, 2012; 1.75 to 1.00 as of the end of each fiscal quarter ending on or prior to September 30, 2013; 1.50 to 1.00 as of the end of each fiscal quarter ending on or prior to September 30, 2014; and 1.25 to 1.00 as of the end of each fiscal quarter thereafter;

•

a consolidated interest coverage ratio of no less than: 3.00 to 1.00 as of the end of each fiscal quarter ending on or prior to June 30, 2013 and 3.50 to 1.00 as of the end of each fiscal quarter thereafter; and

•

maximum capital expenditures not to exceed $55 million during any fiscal year, provided that the unused amount of any permitted capital expenditures in any fiscal year may be carried forward to the next following fiscal year.

The Credit Facility contains customary events of default that may permit acceleration of the debt under the Credit Facility. During the continuance of a payment or bankruptcy event of default, or upon any other event of default upon request of lenders holding advances representing more than 50% of the aggregate principal amount of advances outstanding under the Credit Facility, interest will accrue at a default interest rate of 2% above the interest rate which would otherwise be applicable.

Additional Information

An affiliate of Jeffrey Citron, the chairman of the Company’s board of directors and one of the Company’s principal stockholders, is a lender under the Credit Facility. Because of the interests of Mr. Citron, the Credit Facility and the transactions contemplated thereby were approved by the Company’s board of directors (with Mr. Citron abstaining) upon the recommendation of a special committee of disinterested directors.

The foregoing description of the Credit Facility is qualified in its entirety by reference to the full text of the Credit Facility, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this report is incorporated by reference.

Item 8.01	Other Events.

On December 14, 2010, the Company issued a press release announcing the execution of the Credit Facility. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

10.1	Credit Agreement, dated as of December 14, 2010.

99.1	Press Release issued by Vonage Holdings Corp. on December 15, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: December 15, 2010	By:	/S/ BARRY L. ROWAN
Barry L. Rowan Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

EXHIBIT INDEX

Exhibit No.:	Description:

10.1	Credit Agreement, dated as of December 14, 2010.

99.1	Press Release issued by Vonage Holdings Corp. on December 15, 2010.

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